Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (hereinafter “SETTLEMENT” or “AGREEMENT”) is made and entered into by and between ZERO GRAVITY SOLUTIONS, INC. (“ZGSI”) and JOHN WAYNE KENNEDY (“Kennedy”) collectively (“the Parties”) to settle disputes concerning USPN 9,816,071, Patent Application No. 15/729,038, and Patent Application No. 14/244,084:

RECITALS

(A)	Kennedy’s office is located at 101 Beachside Drive, Stevensville, MD 21666;

(B)	ZGSI is a Nevada corporation with offices located at 190 NW Spanish River Blvd., Boca Raton, FL 33431;

(C)	Kennedy is the inventor of the following patents/patent applications:

●

The Replication of Undifferentiated Cells in the Weightless Environment, Uses Thereof and a Facility for Such Replication and the Acceleration of the Evolution of Plants and Animals USPN 9,816,071 and Patent Application No. 15/729,038; and

●	The Copper/Zinc Superoxide Dismutase (SOD) Formulation for the Treatment of Traumas Including Amyotrophic Lateral Sclerosis Patent Application No. 14/244,084;

(D)

The Parties entered into a License and Royalty Agreement on or about November 15, 2012 with respect to USPN 9,816,071 and, in conjunction with that agreement, Kennedy assigned USPN 9,816,071 to ZGSI by an agreement dated December 3, 2012;

(E)

The Parties entered into a Licensing and Royalty Agreement on or about March 12, 2015 with respect to Patent Application No. 14/244,084. Kennedy may have assigned Patent Application No. 14/244,084 to ZGSI, though Kennedy is still listed as the patent owner with the US Patent Office;

(F)

The Parties entered into an Assignment and Royalty Agreement on or about November 15, 2015, with respect to Patent Application No. 14/244,084 and International Patent Serial No. PCT/US 15/24045. Kennedy assigned Patent Application No. 14/244,084 and International Patent Serial No. PCT/US 15/24045 to ZGSI.

(G)

The US Patent Office sent a non-final rejection of the Patent Application No. 14/244,084 on or about October 19, 2018. A response can be filed as late as April 19, 2019 (with a three-month extension of time). If a response is not timely filed, the application will be deemed abandoned;

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(H)

Kennedy claims that ZGSI is in default of the November 15, 2012 License and Royalty Agreement. As a result, Kennedy claims that ownership of USPN 9,816,071 has reverted to him. ZGSI denies this contention;

(I)

Kennedy claims that ZGSI is in default of the March 12, 2015 Licensing and Royalty Agreement. As a result, Kennedy claims that ownership of Patent Application No. 14/244,084 has reverted to him. ZGSI denies this contention.; and

(J)	The Parties wish to resolve and settle all disputes they may have regarding the above or otherwise existing between them.

NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES AND MUTUAL COVENANTS CONTAINED HEREIN, AND IN FULL AND COMPLETE RELEASE, DISCHARGE AND SETTLEMENT OF ALL CLAIMS, THE PARTIES HERETO, EACH INTENDING TO BE LEGALLY BOUND HEREBY, DO PROMISE AND AGREE AS FOLLOWS:

PROVISIONS

A.	CONSIDERATION

1.     Kennedy represents and warrants that he is the sole owner of TWO MILLION (2,000,000) shares of ZGSI common stock, as evidenced by book entry as maintained by the Company’s transfer agent (the “Common Stock”), and that such Common Stock is free and clear of all taxes, liens, charges and any and all other encumbrances of any nature whatsoever (collectively, the “Encumbrances”). Kennedy further represents and warrants that he has all requisite right, power and authority now and at the Effective Date of this Agreement, to transfer back to the ZGSI good, valid and marketable title to the Common Stock, free and clear of all Encumbrances. Kennedy has not granted any power of attorney with respect to any of the Common Stock owned by him and no such power of attorney shall be granted. Kennedy shall cooperate, assist and take all actions reasonable requested of him, to effectuate the return of the Common Stock to the Company as provided herein.

2.     ZGSI will assign ownership to Kennedy or his designee, in the form attached as Exhibit A, ownership of USPN 9,816,071.

3.     ZGSI will assign ownership to Kennedy or his designee, in the form attached as Exhibit B, ownership of Patent Application No. 15/729,038.

4.     ZGSI will assign ownership to Kennedy or his designee, in the form attached as Exhibit C, ownership of Patent Application No. 14/244,084 and International Patent Serial No. PCT/US 15/24045.

5.     Kennedy will provide ZGSI additional consideration pursuant to that certain Royalty Agreement, of even date herewith, as set forth in Exhibit D.

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6.     Kennedy waives past due royalties that he claims are owed pursuant to the November 15, 2012 License and Royalty Agreement.

7.     Kennedy waives past due royalties that he claims are owed pursuant to the March 12, 2015 Licensing and Royalty Agreement.

8.      Kennedy waives past due royalties that may be owed pursuant to the November 15, 2015 Assignment and Royalty Agreement.

9.     The November 15, 2012 License and Royalty Agreement and all rights thereto is hereby terminated in its entirety.

10.     The March 12, 2015 Licensing and Royalty Agreement and all rights there is hereby terminated in its entirety.

11.     The November 15, 2015 Assignment and Royalty Agreement, and all rights thereto, is hereby terminated in its entirety.

12.     The January 18, 2019 Notice of Breach of Material Provisions of the Agreement and Intent to Terminate is hereby withdrawn.

13.     The January 29, 2019 ALS SOD Ligand Formula - Notice of Breach of Material Provisions of the Agreement and Intent to Terminate is hereby withdrawn.

14.     The January 30, 2019 Notice of Intent to Examine Records – “Space Patent” is hereby withdrawn.

15.     The January 30, 2019 Notice of Intent to Examine Records – “ALS Patent” is hereby withdrawn.

16.     The April 1, 2019 Confirmation of Termination of License and Royalty Agreement and Reversion of Ownership to U.S. Patent No. 9,816,071 to its Inventor, John Wayne Kennedy is hereby withdrawn.

17.     The April 2, 2019 Confirmation of Termination of License and Royalty Agreement and Reversion of Ownership to U.S. Patent Application No. 14/244,084 to Its Inventor, John Wayne Kennedy is hereby withdrawn.

18.     The April 2, 2019 Notice of Intent to Examine Records – “BAM-FX Patent” is hereby withdrawn.

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B.	MUTUAL RELEASE

Kennedy, to the maximum extent allowable under law or in equity, on behalf of himself and his heirs, executors and assigns, as the case may be, (collectively, the “Releasing Kennedy Parties”) shall be deemed to have, and by operation of law shall have, fully, finally and forever released, acquitted, relinquished and discharged ZGSI, and ZGSI’s directors, officers, employees, affiliates, parents, subsidiaries, predecessors, successors, agents, heirs, executors, trustees, survivors and assigns, together with their respective past and present directors, officers, employees, affiliates, parents, subsidiaries, predecessors, successors, agents, heirs, executors, trustees, survivors and assigns of any and all of them, (collectively, the “Released ZGSI Persons”) of and from any and all claims, actions, rights of action, suits, debts, dues, costs and expenses of any kind (including without limitation attorneys’ fees and expenses), sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, losses, damages, judgments, awards, expenses, compensation, extensions, executions, demands, liabilities or obligations whatsoever, matured or unmatured, liquidated or unliquidated, absolute or contingent, known, suspected or unsuspected, which the Releasing Kennedy Parties ever had or now has, whether in his own right or by assignment, transfer or grant from any other person, thing or entity, upon or by reason of any matter, cause or thing whatsoever from the beginning of time through and including the date of execution of this Agreement (including, without limitation, any claims, whether direct, derivative, representative or in any other capacity, arising under federal, state, local, statutory or common law, or any law, rule or regulation, including the law of any jurisdiction outside the United States) (collectively, the “Released Kennedy Claims”).

ZGSI, to the maximum extent allowable under law or in equity, on behalf of itself and its directors, officers, employees, affiliates, parents, subsidiaries, predecessors, successors, heirs, executors, trustees, survivors and assigns, (collectively, the “Releasing ZGSI Parties”) shall be deemed to have, and by operation of law shall have, fully, finally and forever released, acquitted, relinquished and discharged Kennedy and his heirs, executors, agents, and assigns (collectively, the “Released Kennedy Persons”) of and from any and all claims, actions, rights of action, suits, debts, dues, costs and expenses of any kind (including without limitation attorneys’ fees and expenses), sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, losses, damages, judgments, awards, expenses, compensation, extensions, executions, demands, liabilities or obligations whatsoever, matured or unmatured, liquidated or unliquidated, absolute or contingent, known, suspected or unsuspected, which the Releasing ZGSI Parties ever had or now have, whether in their own right or by assignment, transfer or grant from any other person, thing or entity, upon or by reason of any matter, cause or thing whatsoever from the beginning of time through and including the date of execution of this Agreement. Nothing in this Release releases any claims against Kennedy asserted by a third party in a derivative lawsuit purported to be brought on behalf of ZGSI (collectively, the “Released ZGSI Claims”) relating in any way to Kennedy’s (a) employment with ZGSI or any of the other Released ZGSI Persons, (b) compensation, (c) service as a director of ZGSI, (d) other terms and conditions of employment, or (e) separation from ZGSI.

C.	NO ADMISSION OF LIABILITY

The Parties mutually agree and understand that, by entering into this Agreement, none of the Parties in any way admits, agrees or concedes any liability or wrongdoing of any kind whatsoever and that this settlement is made as a compromise and voluntary agreement in order to dispose of matters of contention and possible contention by the Parties. All negotiations, proceedings, agreements, documents and statements made in connection with this Agreement shall not be deemed or construed to be evidence or an admission by any party of any act, matter or proposition and shall not be used in any manner or for any purpose in any action or proceeding.

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D.	TERMINATION OF AGREEMENTS

Except for the BAM/FX Royalty Agreement between ZGSI and Kennedy, dated on or about 12-11-2013, as amended on the Effective Date (“BAM/FX Royalty Agreement”), the Parties agree that any prior agreements and understandings between them, whether oral or written and of whatever nature, are hereby cancelled, terminated and superseded by this Agreement and shall be of no further force or effect. However, the Parties will remain obligated under the terms of this Agreement and the BAM/FX Royalty Agreement.

E.	NONDISPARAGEMENT

The Parties each agree that neither of them will disparage the other or attempt to damage, impair or expose to public ridicule the reputation, services or goodwill of the other party. Each party's non-disparagement covenant is a material inducement to the other party's entry into this Agreement. ZGSI agrees, in response to outside inquiries from prospective employers, to provide only Kennedy’s dates of employment and the last position held at ZGSI.

F.	DUTY TO COOPERATE

Kennedy agrees to cooperate with ZGSI and its attorneys in connection with any litigation or other proceeding arising out of or relating to matters of which Kennedy was involved prior to the termination of Kennedy's employment. Kennedy's cooperation shall include, without limitation, providing assistance to ZGSI's counsel, experts and consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that Kennedy's cooperation is requested, ZGSI will seek to minimize interruptions to Kennedy's schedule to the extent consistent with its interests in the matter

G.	CONFIDENTIAL INFORMATION

Kennedy understands and agrees that in the course of his work at ZGSI, Kennedy has acquired confidential information, trade secrets, proprietary data and other non-public information concerning the business, activities, operations, and development of technologies and products of ZGSI, including ZGSI’s intellectual property, trade secrets, discoveries, inventions, concepts, ideas, formulae, processes, and methods (whether copyrightable, patentable, or otherwise), business plans, methods of doing business, practices, procedures, customers, potential customers and suppliers (the "Confidential Information"), any or all of which Kennedy understands and agrees would be damaging to ZGSI if disclosed to a competitor or made available to the public, or any other person or corporation. Kennedy understands and agrees that the Confidential Information has been provided to Kennedy in confidence, and that Kennedy will keep the Confidential Information strictly and completely secret and confidential for all time, both now and hereafter, and that Kennedy will not disclose it in any way, directly or indirectly, use, sell, make profit from, or otherwise use for Kennedy's benefit or for the benefit of any third party any of the Confidential Information, except as required by compulsory process on notice to ZGSI. Provided, however, that this Section G does not apply to the Confidential Information with respect to USPN 9,816,071, Patent Application No. 15/729,038, and Patent Application No. 14/244,084, and International Patent Serial No. PCT/US 15/24045, ownership of which is being transferred to Kennedy pursuant to this Agreement. See Paragraphs 2, 3, and 4 of Section A, supra. ZGSI will keep the Confidential Information with respect to USPN 9,816,071, Patent Application No. 15/729,038, Patent Application No. 14/244,084, and International Patent Serial No. PCT/US 15/24045 strictly and completely secret and confidential for all time, both now and hereafter, and that ZGSI will not disclose it in any way, directly or indirectly, use, sell, make profit from, or otherwise use for ZGSI’s benefit or for the benefit of any third party any of the Confidential Information, except as required by compulsory process on notice to Kennedy.

SETTLEMENT AGREEMENT - 5

H.	ENTIRE AGREEMENT

This Settlement and all exhibits hereto which are incorporated herein constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous agreements, any representations or communications, whether written or oral, between parties. The terms of this Settlement may not be amended except by a writing executed by both parties.

I.	CONSTRUCTION

The provisions of this Settlement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions, or the Settlement in its entirety, to be drafted.

J.	VENUE AND CHOICE OF LAW

This Settlement shall be governed by, construed, and enforced in accordance with the laws of the state of Maryland. The Parties hereby submit to the exclusive jurisdiction and venue of the courts in the state of Maryland for any dispute arising out of this Settlement.

K.	EXECUTION IN COUNTERPARTS

This Settlement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement; provided, however, that in proving this Settlement, it shall not be necessary to produce or account for more than one counterpart hereof.

L.	EFFECTIVE DATE

This Settlement shall be effective upon execution below by all Parties, as well as execution and exchange between the Parties of all Exhibits referenced herein.

M.	AGREEMENT BINDING ON SUCCESSORS

The provisions of this Settlement shall be binding on and shall inure to the benefit of the Parties hereto, their heirs, assigns, and successors.

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N.	CONFIDENTIALITY

Except as provided in this Agreement, or as may otherwise be required by law, the Parties and their respective counsel agree to keep the existence of this Agreement, the contents of this Agreement and all related negotiations, confidential and not to distribute, disclose, describe, or characterize this Agreement to any other person or entity except as necessary to disclose to the Parties, tax advisors, financial consultants and attorneys, provided that any such person with whom this Agreement is to be discussed is first informed of the confidentiality provisions of this Agreement and agrees to be bound by them. In the case of a subpoena, court order or other third party request seeking or purporting to require access to the Agreement or information about its terms, each of the Parties agrees to notify the other Parties promptly upon receipt of the subpoena, court order or other request and promptly to provide the other Parties a copy thereof, to use reasonable efforts to provide the other Parties a reasonable opportunity to take action to prevent disclosure of this Agreement or any information relating to this Agreement, and to otherwise cooperate in such efforts by the other Parties.

O.	SEVERABILITY

Should one or more of the provisions contained in this Agreement for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be reformed to eliminate such invalid, illegal or unenforceable provision in a manner which most closely approximates the intent of the Parties with respect thereto.

P.	AMENDMENT

No variation, modifications or amendment of this Agreement shall be valid unless done in writing and signed by or on behalf of all Parties to this Agreement.

Q.	AUTHORITY

Each of the Parties to this Agreement hereby represents and warrants that he, she or it has the right, power and legal authority to execute and deliver this Agreement and all exhibits thereto, and that this Agreement including all exhibits constitutes a binding, valid and enforceable obligation of the Party so representing and warranting. Each of the Parties to this Agreement and all exhibits hereby further represents and warrants that no further action is necessary to authorize him, her, or it to enter into this Agreement and all exhibits thereto.

R.	WAIVER

Any waiver by any Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement. Failure by any Party to enforce any of the terms, covenants or conditions of this Agreement for any length of time or from time to time shall not be deemed to waive or decrease the rights of such Party to insist thereafter upon strict performance by the other Parties.

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S.	NO INDUCEMENT; CONSTRUCTION

Each of the Parties hereby states to the other Parties that except as expressly set forth herein, no one has made any representations of any kind to induce them to enter into this Agreement, and that it was entered into freely because they believed it to be in their best interests. This Agreement shall be deemed drafted by all Parties hereto and any ambiguity herein shall not be construed against any Party solely by virtue of its participation in the drafting process. Each of the Parties has had advice of counsel of its own choosing in connection with this Agreement.

Dated this 29th day of April, 2019	Dated this 29th day of April, 2019

/s/ John Wayne Kennedy	By: /s/ Timothy Peach
John Wayne Kennedy	Authorized Representative for Zero Gravity Solutions, Inc.

SETTLEMENT AGREEMENT - 8

Exhibit A

Cells.Space, Inc.

 Assignment

As the current owner of an invention or improvement entitled:

The Replication of Undifferentiated Cells in the Weightless Environment,

Uses Thereof and a Facility for Such Replication and the

Acceleration of the Evolution of Plants, USPN 9,816,071

WHEREAS, Cells.Space, Inc., having its principal office and place of business at 5001 Junius Street, Dallas, Texas, 75214, desires to obtain the entire right, title and interest in, to and under the said invention, said patent, and the said application in the United States of America and in any and all countries foreign thereto;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zero Gravity Solutions, Inc. (“ZGSI”) has sold, assigned, transferred, and set over, and by these presents do hereby sell, assign, transfer and set over, unto said Cells.Space, Inc., its successors, legal representatives, and assigns, its entire right, title and interest in, to, and under the said invention, said patent, and all divisional, renewal, substitutional, and continuation applications thereof, and all Letters Patent of the United States of America which may be granted thereof and all reissues and extensions hereof, and all applications for Letters Patent which may be filed for said invention in any country or countries foreign to the United States of America, including all rights of priority, all rights to publish cautionary notices reserving ownership of said inventions, all rights to register said inventions in appropriate registries, and all Letters Patent which may be granted for said invention in any country or countries foreign to the United States of America, and all extensions, renewals, and reissues thereof, and I hereby authorize and request the Commissioner of Patents and Trademarks of the United States of America, whose duty it is to issue patents on applications as aforesaid, to issue all Letters Patent for said invention to said Cells.Space, Inc., its successors, legal representatives, and assigns, in accordance with the terms of this instrument.

And ZGSI hereby covenants that it has full right to convey the entire interest herein assigned, and that ZGSI has not executed, and will not execute, any agreement in conflict herewith.

And ZGSI hereby further covenants and agrees that ZGSI will communicate to said Cells.Space, Inc., its successors, legal representatives, and assigns, any fact known to it respecting said inventions, and testify in any legal proceeding, sign all lawful papers, execute all divisions, renewal, substitutional, continuing and reissue applications, make all rightful declarations and/or oaths and generally do everything possible to aid said Cells.Space, Inc., its successors, legal representatives, and assigns, to obtain and enforce proper patent protection for said invention in all countries.

IN TESTIMONY WHEREOF, ZGSI authorizes and affirms said assignment with the signature(s) set forth below on the indicated date(s).

ZERO GRAVITY SOLUTIONS, INC.

/s/ Timothy Peach_____________________

By: Timothy Peach

Its:   CEO and CFO

Exhibit B

Cells.Space, Inc.

 Assignment

As the current owner of an invention or improvement entitled:

The Replication of Undifferentiated Cells in the Weightless Environment,

Uses Thereof and a Facility for Such Replication and the

Acceleration of the Evolution of Plants, Application No. 15/729,038

WHEREAS, Cells.Space, Inc., having its principal office and place of business at 5001 Junius Street, Dallas, Texas, 75214 desires to obtain the entire right, title and interest in, to and under the said invention and the said application in the United States of America and in any and all countries foreign thereto;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zero Gravity Solutions, Inc. (“ZGSI”) has sold, assigned, transferred, and set over, and by these presents do hereby sell, assign, transfer and set over, unto said Cells.Space, Inc., its successors, legal representatives, and assigns, its entire right, title and interest in, to, and under the said invention, and the said application, and all divisional, renewal, substitutional, and continuation applications thereof, and all Letters Patent of the United States of America which may be granted thereof and all reissues and extensions hereof, and all applications for Letters Patent which may be filed for said invention in any country or countries foreign to the United States of America, including all rights of priority, all rights to publish cautionary notices reserving ownership of said inventions, all rights to register said inventions in appropriate registries, and all Letters Patent which may be granted for said invention in any country or countries foreign to the United States of America, and all extensions, renewals, and reissues thereof, and I hereby authorize and request the Commissioner of Patents and Trademarks of the United States of America, whose duty it is to issue patents on applications as aforesaid, to issue all Letters Patent for said invention to said Cells.Space, Inc., its successors, legal representatives, and assigns, in accordance with the terms of this instrument.

And ZGSI hereby covenants that it has full right to convey the entire interest herein assigned, and that ZGSI has not executed, and will not execute, any agreement in conflict herewith.

And ZGSI hereby further covenants and agrees that ZGSI will communicate to said Cells.Space, Inc., its successors, legal representatives, and assigns, any fact known to it respecting said inventions, and testify in any legal proceeding, sign all lawful papers, execute all divisions, renewal, substitutional, continuing and reissue applications, make all rightful declarations and/or oaths and generally do everything possible to aid said Cells.Space, Inc., his successors, legal representatives, and assigns, to obtain and enforce proper patent protection for said invention in all countries.

IN TESTIMONY WHEREOF, ZGSI authorizes and affirms said assignment with the signature(s) set forth below on the indicated date(s).

ZERO GRAVITY SOLUTIONS, INC.

/s/ Timothy Peach_____________________

By: Timothy Peach

Its:   CEO and CFO

Exhibit C

Cells.Space, Inc.

 Assignment

As the current owner of an invention or improvement entitled:

The Copper/Zinc Superoxide Dismutase (SOD) Formulation for the Treatment of Traumas

Including Amyotrophic Lateral Sclerosis

Patent Application No. 14/244,084

WHEREAS, Cells.Space, Inc., having its principal office and place of business at 5001 Junius Street, Dallas, Texas, 75214, desires to obtain the entire right, title and interest in, to and under the said invention and the said application in the United States of America and in any and all countries foreign thereto;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zero Gravity Solutions, Inc. (“ZGSI”) has sold, assigned, transferred, and set over, and by these presents do hereby sell, assign, transfer and set over, unto said Cells.Space, Inc., its successors, legal representatives, and assigns, its entire right, title and interest in, to, and under the said invention, and the said application, and all divisional, renewal, substitutional, and continuation applications thereof, and all Letters Patent of the United States of America which may be granted thereof and all reissues and extensions hereof, and all applications for Letters Patent which may be filed for said invention in any country or countries foreign to the United States of America, including all rights of priority, all rights to publish cautionary notices reserving ownership of said invention, all rights to register said inventions in appropriate registries, and all Letters Patent which may be granted for said invention in any country or countries foreign to the United States of America, and all extensions, renewals, and reissues thereof, and I hereby authorize and request the Commissioner of Patents and Trademarks of the United States of America, whose duty it is to issue patents on applications as aforesaid, to issue all Letters Patent for said invention to said Cells.Space, Inc., its successors, legal representatives, and assigns, in accordance with the terms of this instrument.

And ZGSI hereby covenants that it has full right to convey the entire interest herein assigned, and that ZGSI has not executed, and will not execute, any agreement in conflict herewith.

And ZGSI hereby further covenants and agrees that ZGSI will communicate to said Cells.Space, Inc., its successors, legal representatives, and assigns, any fact known to it respecting said inventions, and testify in any legal proceeding, sign all lawful papers, execute all divisions, renewal, substitutional, continuing and reissue applications, make all rightful declarations and/or oaths and generally do everything possible to aid said Cells.Space, Inc., its successors, legal representatives, and assigns, to obtain and enforce proper patent protection for said invention in all countries.

IN TESTIMONY WHEREOF, ZGSI authorizes and affirms said assignment with the signature(s) set forth below on the indicated date(s).

ZERO GRAVITY SOLUTIONS, INC.

/s/ Timothy Peach_____________________

By: Timothy Peach

Its:   CEO and CFO